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Exhibit 4.2

THIS WARRANT AND ANY SHARES OF COMMON STOCK ISSUED UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

INTRAWARE, INC.

No.

WARRANT TO PURCHASE

SHARES OF COMMON STOCK

void after August  , 2006

    This certifies that for value            , or registered assigns ("Holder"), is entitled, subject to the terms set forth below, at any time from and after August   , 2001 (the "Original Issuance Date") and before 5:00 P.M., Eastern Time, on August  , 2006, to purchase from Intraware, Inc., a Delaware corporation (the "Company"),            shares (subject to adjustment as described herein), of the Common Stock, par value $0.0001 per share (which authorized class of shares is herein called the "Common Stock") of the Company, as constituted on the Original Issuance Date, upon surrender hereof, at the principal office of the Company referred to below, with a duly executed subscription form in the form attached hereto as Exhibit A and simultaneous payment therefor in lawful money of the United States or otherwise as hereinafter provided, at the price per share (the "Purchase Price") equal to $.01 per share. The number and character of such shares of Common Stock are subject to further adjustment as provided below, and the term "Common Stock" shall include, unless the context otherwise requires, the stock and other securities and property at the time receivable upon the exercise of this Warrant. This Warrant, together with like warrants constituting in the aggregate warrants to purchase up to an aggregate of 7,700,000 shares of Common Stock (the "Warrants"), was originally issued in connection with a private placement of the Company's securities through Commonwealth Associates, L.P. (the "Bridge Financing") pursuant to a placement agency agreement dated August  , 2001 (the "Agency Agreement"). The term "Warrants" as used herein shall include the Warrants and any warrants delivered in substitution or exchange therefor as provided herein.

    1.  Exercise.

      A.  Subject to the limitation set forth in Section 1(B) and the redemption provisions of Section 14, this Warrant may be exercised at any time or from time to time from and after the Original Issuance Date and before 5:00 P.M., Eastern Time, on August  , 2006, on any business day, for the full number of shares of Common Stock called for hereby, by surrendering it at the principal office of the Company, at 25 Orinda Way, Orinda CA 94563, with the subscription form duly executed, together with payment in an amount equal to (a) the number of shares of Common Stock called for on the face of this Warrant, as adjusted in accordance with the preceding paragraph of this Warrant (without giving effect to any further adjustment herein) multiplied (b) by the Purchase Price. Payment of this amount may be made at Holder's choosing either (1) by payment in cash or by bank draft, certified check or money order, payable to the order of the Company, or (2) by the Company not issuing that number of shares of Common Stock subject to this Warrant having a Fair Market Value (as defined below) on the date of exercise equal to such sum. This Warrant may be exercised for less than the full number of shares of Common Stock at the time called for hereby, except that the number of shares receivable upon the exercise of this Warrant as a whole, and the sum payable upon the exercise of this Warrant as a whole, shall be proportionately reduced. Upon a partial exercise of this Warrant in accordance with the terms hereof, this Warrant shall be surrendered, and a new Warrant of the same tenor and for the purchase of the number of such shares not purchased upon such exercise shall be issued by the Company to Holder without any charge therefor. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. Within two business days after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Common Stock issuable upon such exercise, together with cash, in lieu of any fraction of a share, equal to such fraction of the then Fair Market Value on the date of exercise of one full share of Common Stock.

      "Fair Market Value" shall mean, as of any date, (i) if shares of the Common Stock are listed on a national securities exchange, the average of the closing prices as reported for composite transactions during the ten (10) consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the closing bid and asked prices on such exchange on such trading day; (ii) if shares of the Common Stock are not so listed but are traded on the Nasdaq National Market ("NNM"), the average of the closing prices as reported on the NNM during the ten (10) consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the highest bid and lowest asked prices as of the close of business on such trading day, as reported on the NNM; or if applicable, the Nasdaq SmallCap Market, or if not then included for quotation on the NNM or the Nasdaq SmallCap Market, the average of the highest reported bid and lowest reported asked prices as reported by the OTC Bulletin Board or the National Quotations Bureau, as the case may be, or (iii) if the shares of the Common Stock are not then publicly traded, the fair market price, not less than book value thereof, of the Common Stock as determined in good faith by the independent members of the Board of Directors of the Company (the "Board").

      B.  Exercise Limitation.  In the event that more than 5,600,000 Warrants (the "Maximum Amount") are issued in the Bridge Financing, then until such time as the Company shall have obtained shareholder approval of the Bridge Financing (the "Shareholder Approval"), the Holder shall be entitled to exercise this Warrant only to the extent of the number of Warrant Shares obtained by multiplying the total number of Warrant Shares for which this Warrant is exercisable by a fraction, the numerator of which is the Maximum Amount and the denominator of which is the total number of Warrant Shares issuable upon exercise of all of the Warrants issued in the Bridge Financing.

    2.  Payment of Taxes.  All shares of Common Stock issued upon the exercise of a Warrant shall be validly issued, fully paid and non-assessable, and the Company shall pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery thereof.

    3.  Transfer and Exchange.  This Warrant and all rights hereunder are transferable, in whole or in part, on the books of the Company maintained for such purpose at its principal office referred to above by Holder in person or by duly authorized attorney, upon surrender of this Warrant together with a completed and executed assignment form in the form attached as Exhibit B and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. Upon any partial transfer, the Company will issue and deliver to Holder a new Warrant or Warrants with respect to the shares of Common Stock not so transferred. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant when endorsed in blank shall be deemed negotiable and that when this Warrant shall have been so endorsed, the holder hereof may be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered Holder hereof as the owner for all purposes.

    This Warrant is exchangeable at such office for Warrants for the same aggregate number of shares of Common Stock, each new Warrant to represent the right to purchase such number of shares as the Holder shall designate at the time of such exchange.

    4.  Adjustment for Dividends in Other Stock and Property; Reclassifications.

      A.  In case at any time or from time to time the holders of the Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, without payment therefor,

        (1) other or additional stock or other securities or property (other than cash) by way of dividend,

        (2) any cash or other property paid or payable out of any source other than retained earnings (determined in accordance with generally accepted accounting principles), or

        (3) other or additional stock or other securities or property (including cash) by way of stock-split, spin-off, reclassification, combination of shares or similar corporate rearrangement, (other than (x) additional shares of Common Stock or any other stock or securities into which such Common Stock shall have been changed, (y) any other stock or securities convertible into or exchangeable for such Common Stock or such other stock or securities or (z) any Stock Purchase Rights, issued as a stock dividend or stock-split), then and in each such case Holder, upon the exercise hereof as provided in Section 1, shall be entitled to receive the amount of stock and other securities and property (including cash in the cases referred to in clauses (2) and (3) above) which such Holder would hold on the date of such exercise if on the Original Issuance Date Holder had been the holder of record of the number of shares of Common Stock called for on the face of this Warrant, as adjusted in accordance with the first paragraph of this Warrant, and had thereafter, during the period from the Original Issuance Date to and including the date of such exercise, retained such shares and/or all other or additional stock and other securities and property (including cash in the cases referred to in clause (2) and (3) above) receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period by Sections 4.A, 4.B and 4.C.

      B.  Adjustment for Reorganization, Consolidation and Merger.  In case of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable on the exercise of this Warrant) after the Original Issuance Date, or in case, after such date, the Company (or any such other corporation) shall consolidate with or merge into another corporation or entity or convey all or substantially all its assets to another corporation or entity, then and in each such case Holder, upon the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the stock or other securities or property to which such Holder would have been entitled upon such consummation if Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in Sections 4.A, 4.B, and 4.C; in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after such consummation.

      C.  Adjustment for Certain Dividends and Distributions.  If the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the number of shares of Common Stock receivable upon the full exercise of this Warrant (the "Aggregate Number") then in effect shall be increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Aggregate Number then in effect by a fraction (A) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (B) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date as the case may be, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Aggregate Number shall be recomputed accordingly as of the close of business on such record date, and thereafter the Aggregate Number shall be adjusted pursuant to this Section 4.C as of the time of actual payment of such dividends or distributions.

      D.  Stock Split and Reverse Stock Split.  If the Company at any time or from time to time effects a stock split or subdivision of the outstanding Common Stock, the Aggregate Number then in effect immediately before that stock split or subdivision shall be proportionately increased. If the Company at any time or from time to time effects a reverse stock split or combines the outstanding shares of Common Stock into a smaller number of shares, the Aggregate Number then in effect immediately before that reverse stock split or combination shall be proportionately decreased. Each adjustment under this Section 4.D shall become effective at the close of business on the date the stock split, subdivision, reverse stock split or combination becomes effective.

      E.  No Impairment.  The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of the Warrants against impairment.

      F.  Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of a Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of a Warrant, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) Aggregate Number at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the exercise of the Warrant.

    5.  Notices of Record Date.  In case

      A.  the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of the Warrants) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

      B.  of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation, or

      C.  of any voluntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be mailed to each holder of a Warrant at the time outstanding a notice specifying, as the case may be, (a) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (b) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is expected to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of the Warrants) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up, such notice shall be mailed at least 30 days prior to the date therein specified.

    6.  Stock Purchase Rights.  If at any time or from time to time, the Company grants or issues to all the record holders of the Common Stock any options, warrants or subscription rights (collectively, the "Stock Purchase Rights") entitling a holder to purchase Common Stock or any security convertible into or exchangeable for Common Stock or to purchase any other stock or securities of the Company, the Holder shall be entitled to acquire, upon the terms applicable to such Stock Purchase Rights, the aggregate Stock Purchase Rights which Holder could have acquired if Holder had been the record holder of the maximum number of shares of Common Stock issuable upon exercise of this Warrant on both (x) the record date for such grant or issuance of such Stock Purchase Rights, and (y) the date of the grant or issuance of such Stock Purchase Rights.

    7.  Loss or Mutilation.  Upon receipt by the Company of evidence satisfactory to it (in the exercise of reasonable discretion) of the ownership of and the loss, theft, destruction or mutilation of any Warrant and (in the case of loss, theft or destruction) of indemnity satisfactory to it (in the exercise of reasonable discretion), and (in the case of mutilation) upon surrender and cancellation thereof, the Company will execute and deliver in lieu thereof a new Warrant of like tenor.

    8.  Reservation of Common Stock.  The Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants.

    9.  Subscription Agreement and Registration Rights Agreement.  This Warrant has been issued pursuant to the Subscription Agreement dated as of August 31, 2001 between the Company and the original holder hereof (the "Subscription Agreement"), and the transferability of this Warrant and the Common Stock issuable upon the exercise hereof are subject to the Subscription Agreement. In addition, the Holder of this Warrant and the Common Stock issuable upon the exercise hereof are entitled to have such Common Stock registered under the Securities Act of 1933 in accordance with the Registration Rights Agreement referred to in the Subscription Agreement and to such remedies for breaches of, or defaults under, such Registration Rights Agreement.

    10.  Notices.  All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first-class registered or certified mail, postage prepaid, to the address furnished to the Company in writing by the last holder of this Warrant who shall have furnished an address to the Company in writing.

    11.  Change; Waiver.  The provisions of this Warrant may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to in writing by the Company and the holders of at least a majority of the Warrants then outstanding.

    12.  Headings.  The headings in this Warrant are for purposes of convenience in reference only, and shall not be deemed to constitute a part hereof.

    13.  Law Governing.  This Warrant shall be construed and enforced in accordance with and governed by the internal laws, and not the law of conflicts of laws, of the State of New York.

    14.  Redemption.  In the event that (a) prior to the 17th day ("Day 17") following the initial closing of the Bridge Financing (the "Initial Closing"), the Company enters into a definitive merger or acquisition agreement with the entity set forth in Schedule 1 to the Agency Agreement pursuant to which such entity acquires more than 50% of the Company at a price per share greater than $1.00, and (b) as a result of such acquisition or other agreement with such entity the outstanding principal amount of, and accrued interest on, the notes issued in the Bridge Financing (the "Notes") is repaid in full on or prior to the 90th day after the Initial Closing ("Day 90"), then the Company shall have the right to redeem 50% of the Warrants (or, if previously exercised, the Warrant Shares), on a pro-rata basis, at a price of $.01 per Warrant. The Company must exercise its redemption right within thirty (30) days after repayment of the Notes in accordance with clause (b) above. Warrant Shares issued upon exercise of Warrants (x) prior to Day 17 or (y) after Day 17, provided the event referenced in clause (a) occurs and prior to the earlier of repayment of the Notes or Day 90, shall bear a legend referencing the Company's right of redemption under this Section 14.

    15.  Voting of Warrant Shares.  The Warrant Shares issuable hereunder may not be voted on the three proposals set forth in Section 4(j) of the Agency Agreement. The Company may place a legend on the certificates representing the Warrant Shares for this purpose.

DATED: , 2001
INTRAWARE, INC.
By:
Name: Title:

EXHIBIT A

SUBSCRIPTION FORM

(To be executed only upon exercise of Warrant)

    1. The undersigned registered owner of this Warrant irrevocably exercises this Warrant and purchases      of the number of shares of Common Stock of Intraware, Inc., purchasable with this Warrant, and herewith makes payment therefor, all at the price and on the terms and conditions specified in this Warrant.

    2. The undersigned elects to exercise the within Warrant on a cashless basis pursuant to the provisions of the Warrant by checking below:

           check if cashless exercise; or

    3. The undersigned encloses herewith a bank draft, certified check or money order payable to the Company in payment of the exercise price determined under, and on the terms specified in, the Warrant.

DATED:

(Signature of Registered Owner)
(Street Address)
(City) (State) (Zip)

EXHIBIT B

FORM OF ASSIGNMENT

    FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock set forth below:

Name of Assignee	Address	No. of Shares

    and does hereby irrevocably constitute and appoint                    Attorney to make such transfer on the books of Intraware, Inc., maintained for the purpose, with full power of substitution in the premises.

DATED:

(Signature)
(Witness)

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  Exhibit 4.2
  FORM OF WARRANT